Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated December 5, 2005)	Commission File No. 333-128244

Aphton Corporation

21,500,000 Shares of Common Stock, Par Value $.001 per Share

This prospectus supplement supplements the prospectus, dated December 5, 2005, relating to the offer and sale of up to 21,500,000 shares of our common stock by the selling stockholders identified in the prospectus.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus.

Receipt of Delisting Determination from The Nasdaq Stock Market

On January 27, 2006, we received notice from The Nasdaq Stock Market informing us that the NASDAQ Listing Qualifications Panel had determined to delist our securities from The Nasdaq Stock Market, effective with the open of business on January 31, 2006. The Panel’s decision to delist was based upon our failure to comply with NASDAQ Marketplace Rule 4310(c)(ii)(B), which requires us to maintain a market value of listed securities of at least $35,000,000 or, in the alternative, shareholders’ equity of at least $2,500,000 and our failure to evidence a minimum bid price of $1.00 per share, as required by NASDAQ Marketplace Rule 4310(c)(4).

On January 30, 2006, we filed a formal request with the Panel for reconsideration of the determination to delist our securities. The request is based upon certain mistakes of material fact contained in the Panel decision and was filed in accordance with NASDAQ Marketplace Rule 4808(a). The request for reconsideration will not stay the delisting action. As such, our securities were delisted from The Nasdaq Stock Market effective with the open of business on Tuesday, January 31, 2006. Our shares began trading in the “pink sheets” under the ticker symbol “APHT” effective with the open of business on January 31, 2006. The Panel has indicated that it will rule on the request for reconsideration on or before February 14, 2006.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus for a discussion of certain factors you should consider before you buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 31, 2006